As filed with the Securities and Exchange Commission on                        .   Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1301883
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

208 S. Akard Street, Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

2016 Incentive Plan
 (Full title of the plans)

Name, address and telephone number of agent for service:	Please send copies of all communications to:
Stacey Maris	Wayne Wirtz
Senior Vice President and Secretary	Associate General Counsel
AT&T Inc.	AT&T Inc.
208 S. Akard, 32nd Floor	208 S. Akard, 30th Floor
Dallas, Texas 75202	Dallas, Texas 75202
(210) 821-4105	(210) 821-4105

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  X    Accelerated filer      Non-accelerated filer       Smaller Reporting Company ___

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share (1)	90,000,000(1)	$38.73 (2)	$3,485,700,000 (2)	$351,010

(1)	The number of shares being registered represents the number of shares of Common Stock which may be sold pursuant to the 2016 Incentive Plan.
(2)
The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. For shares to be issued pursuant to an employee benefit plan, the maximum aggregate offering price was computed by multiplying 90,000,000 shares by the average of the high and low price of the stock on May 6, 2016 ($38.73 per share).

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend.  No additional registration fee is required.

PART I. INFORMATION REQUIRED IN PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents have been filed by AT&T Inc. ("AT&T") with the Securities and Exchange Commission (the "SEC") (File No. 1-08610) and are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our annual report on Form 10-K for the year ended December 31, 2015.

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2016.

•	Our current reports on Form 8-K filed with the SEC on January 22, 2016, January 26, 2016, February 9, 2016, February 19, 2016, March 22, 2016, April 26, 2016, May 2, 2016, and May 12, 2016.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

All documents filed by AT&T or any of the plans listed on the cover page of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") subsequent to the filing of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

The Registrant is registering common shares which are registered pursuant to Section 12 of the Exchange Act, as amended.

Item 5.  Interests of Named Experts and Counsel

As of May 12, 2016, Wayne A. Wirtz owned less than 1% of the outstanding shares of AT&T.

Item 6.  Indemnification of Directors and Officers

The laws of the State of Delaware provide for indemnification of any person (the "Indemnitee"), under certain circumstances, against reasonable expenses, including attorneys' fees, incurred in connection with the defense of a civil, criminal, administrative or investigative proceeding (other than an action by or in the right of AT&T) to which such person has been made, or threatened to have been made, a party by reason of the fact that he or she is or was serving as a director, officer, employee or agent of AT&T or by reason of the fact that he or she is or was serving at the request of AT&T as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Pursuant to the statute, indemnity may be provided for if the Indemnitee acted in good faith (and with respect to a criminal action or proceeding, had no reason to believe his or her conduct was unlawful) and in a manner reasonably believed to be in or not opposed to the best interests of AT&T. With respect to any threatened, pending or completed action or suit by or in the right of AT&T, the statute provides that AT&T may indemnify against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of AT&T, except that no indemnification may be made if the Indemnitee shall have been adjudged to be liable to AT&T unless specific court approval is obtained. The statute further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws of AT&T provide that AT&T shall indemnify, and advance expenses to, any director, officer, employee or agent of AT&T or any person serving as a director or officer of any other entity at the request of AT&T to the fullest extent permitted by law.

Under the statute, AT&T may, and does, maintain insurance policies covering AT&T, any director or officer of AT&T and any person serving at the request of AT&T as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by AT&T.

In recognition of the directors' and officers' need for substantial protection against personal liability in order to assure their continued service to AT&T in an effective manner, their reliance on the bylaws and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, AT&T has entered into indemnity agreements with each of its directors and officers.

Each agreement specifies that AT&T will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of AT&T or was serving another corporation, partnership or joint venture in such a capacity at the request of AT&T. Each agreement also provides that AT&T will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the Board of Directors (provided that a majority of directors are not parties to the claim), by a person or body selected by the Board of Directors or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of AT&T's stock or a change in the identity of a majority of the Board of Directors over a two-year period, by a special, independent counsel.

In each agreement, AT&T commits to maintaining its insurance coverage of directors and officers both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, AT&T may discontinue any one or more of such policies or coverages. In such event, AT&T agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the "indemnification period"). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the Delaware General Corporation Law, AT&T's bylaws, and the agreements between AT&T and each of its directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description of Exhibits

5	Validity opinion of Wayne A. Wirtz, Esq.
10	2016 Incentive Plan (Exhibit 10-a to Form 10-Q filed for March 31, 2016)
23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23-b	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23-c	Consent of Wayne A. Wirtz, Esq. (contained in opinion filed as Exhibit 5)
24	Powers of Attorney of Officers and Directors

Item 9.  Undertakings

 (a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 12th day of May 2016.

AT&T INC.

By:	/s/ John J. Stephens
John J. Stephens
Senior Executive Vice President
and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Principal Executive Officer:	Randall L. Stephenson * Chairman of the Board, Chief Executive Officer and President
Principal Financial and Accounting Officer:	John J. Stephens Senior Executive Vice President and Chief Financial Officer

By:	/s/ John J. Stephens
John J. Stephens, as attorney-in-fact for
Mr. Stephenson, the Directors, and on his own
behalf as Principal Financial and Accounting
Officer

May 12, 2016

DIRECTORS:
Samuel A. Di Piazza, Jr.*	Beth E. Mooney *
Richard W. Fisher*	Joyce M. Roché *
Scott T. Ford *	Matthew K. Rose *
Glenn H. Hutchins *	Cynthia B. Taylor *
William E. Kennard *	Laura D'Andrea Tyson *
Michael B. McCallister *
*  By power of attorney

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

5	Validity opinion of Wayne A. Wirtz, Esq.
10	2016 Incentive Plan (Exhibit 10-a to Form 10-Q filed for March 31, 2016)
23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23-b	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23-c	Consent of Wayne A. Wirtz, Esq. (contained in opinion filed as Exhibit 5)
24	Powers of Attorney of Officers and Directors

Exhibit 5

[AT&T Inc. Letterhead]

May 12, 2016

AT&T Inc.
208 S. Akard Street
Dallas, TX  75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the "Act") of shares of Common Stock, par value $1.00 per share (the "Shares") of AT&T Inc., a Delaware corporation ("AT&T"), I am of the opinion that:

(1) Ninety Million (90,000,000) Shares, which may be purchased pursuant to the terms of the 2016 Incentive Plan (the "Plan"), have been duly authorized, and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plan (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and upon payment therefore, in accordance with the Plan, the Shares will be legally and validly issued, fully paid and nonassessable; and

(2) AT&T has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of AT&T and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Wayne A. Wirtz

Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 12, 2016) pertaining to the 2016 Incentive Plan for the registration of 90,000,000 shares of AT&T Inc. (AT&T) common stock, of our reports dated February 18, 2016, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 12, 2016

Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AT&T Inc. of our reports dated February 24, 2015, relating to the financial statements and financial statement schedule of DIRECTV and the effectiveness of DIRECTV's internal control over financial reporting, appearing in the Annual Report on Form 10-K of DIRECTV for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Los Angeles, California
May 12, 2016

Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

THAT, AT&T INC., a Delaware corporation, hereinafter referred to as the "Corporation," proposes to file with the Securities and Exchange Commission at Washington, D.C., under the provisions of the Securities Act of 1933, as amended, a Registration Statement or Statements on Form S-8 for the issuance of additional shares of the Corporation's Common Stock pursuant to the 2016 Incentive Plan;

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Randall L. Stephenson, David R. McAtee II, Jonathan P. Klug, John J. Stephens, Paul W. Stephens, or any one of them, all of the City of Dallas and State of Texas, the attorneys for the undersigned and in the undersigned's name, place and stead, and in the undersigned's office and capacity in the Corporation, to execute and file a registration statement or statements, and thereafter to execute and file any and all amended registration statements and amended prospectuses or amendments or supplements to any of the foregoing, hereby giving and granting to said attorneys full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and concerning the premises, as fully to all intents and purposes as the undersigned might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do, or cause to be done, by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand the date set forth opposite their name.

April 28, 2016	/s/ Randall L. Stephenson
Date	Randall L. Stephenson Chairman of the Board, Chief Executive Officer and President

April 28, 2016	/s/ Samuel A. Di Piazza, Jr.
Date	Samuel A. Di Piazza, Jr. Director

April 28, 2016	/s/ Richard W. Fisher
Date	Richard W. Fisher Director

April 28, 2016	/s/ Scott T. Ford
Date	Scott T. Ford Director

April 28, 2016	/s/ Glenn H. Hutchins
Date	Glenn H. Hutchins Director

April 28, 2016	/s/ William E. Kennard
Date	William E. Kennard Director

April 28, 2016	/s/ Michael B. McCallister
Date	Michael B. McCallister Director

April 28, 2016	/s/ Beth E. Mooney
Date	Beth E. Mooney Director

April 28, 2016	/s/ Joyce M Roché
Date	Joyce M. Roché Director

April 28, 2016	/s/ Matthew K. Rose
Date	Matthew K. Rose Director

April 28, 2016	/s/ Cynthia B. Taylor
Date	Cynthia B. Taylor Director

April 28, 2016	/s/ Laura D'Andrea Tyson
Date	Laura D'Andrea Tyson Director